Exhibit 10.1

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is dated and effective as of ____ ___, 2014 (the “Effective Date”), by and among Carbon Bond Holdings, Inc., a Colorado corporation (“Carbon”), which is a wholly-owned subsidiary of CannLabs, Inc., a Delaware corporation (“PubCo”), and ________, a ________ corporation (“CI”).

RECITALS

WHEREAS, CI is licensed to hold itself out as a licensed medical marijuana testing facility and a retail marijuana testing facility;

WHEREAS, CI desires to continue to focus its effort, energy and expertise on the provision of Laboratory Testing Services (as defined below) (the “Business”), and to accomplish this goal, desires to outsource certain administrative functions of the Business to Carbon;

WHEREAS, CI desires to retain Carbon in connection with the provision of certain administrative services and products relating to the Business that do not involve the provision of Laboratory Testing Services and Carbon desires to provide such administrative services to CI;

WHEREAS, CI and Carbon have agreed upon a fair compensation for the administrative services provided by Carbon hereunder;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1.             Obligations of Carbon.

1.1           Appointment of Carbon; Administrative Services.  CI hereby retains Carbon and Carbon agrees to provide the administrative services described in Schedule 1.1 hereto (collectively, the “Administrative Services”).

1.2           Relationship of the Parties.  Carbon is an independent contractor for CI.  Nothing in this Agreement will be construed as creating an employer-employee relationship between CI and Carbon or any employee of Carbon, as a guarantee of future employment, or as a limitation upon CI’s rights to terminate this Agreement in accordance with its terms.    Carbon will be solely responsible for compensating each of its employees performing Administrative Services, withholding any sums from amounts payable to such employees with respect to federal, state or local taxes, FICA contributions, unemployment insurance, or similar matters and paying all such amounts.  Carbon and its employees will not be eligible for any fringe benefits (including health insurance, paid vacation, sick leave or other employment benefits) that may be provided to employees of CI and will not participate in any CI qualified benefit plans.  From time to time, Carbon may replace any of its employees or independent contractors (including hiring and firing employees and terminating the relationship with any independent contractors providing the Administrative Services hereunder), and may obtain alternative types or sources of the Administrative Services in Carbon’s reasonable discretion.

1.3           Records.  Solely for purposes of providing the records management and Administrative Services for CI under this Agreement, Carbon shall be granted access to CI files and may use such files subject to reasonable restrictions imposed by CI on Carbon’s management of customer files related to Laboratory Testing Services (as defined below).  Such files shall be maintained at Carbon’s and/or CI’s offices and such offsite storage as may be obtained by Carbon with the consent of CI which consent will not be unreasonably withheld.  Customer information shall be subject to and protected by applicable state and federal law, rules and regulations governing Laboratory Testing Services, including those promulgated by the applicable state regulatory division.  Carbon expressly represents and warrants that it will treat any customer information it obtains in order to provide the Administrative Services in accordance with the applicable state and federal law, rules and regulations.

1.4           Limitation on Carbon’s Authority.  Administrative Services shall not include, and Carbon shall not at any time or in any manner engage, pursuant to this Agreement, in providing to CI or any client or customer of CI, any services that, under applicable state or federal law, cannot be provided by a business that is not licensed as medical marijuana testing facility and/or a retail marijuana testing facility under applicable state law, such services to be collectively referred to, herein as “Laboratory Testing Services.”  If any Administrative Services or acts required or requested of Carbon herein would be reasonably likely to be construed by a court of competent jurisdiction or the applicable state agency, board or other authority charged under the laws of the state with the licensing, registration and/or regulation of medical marijuana testing facility and/or a retail marijuana testing facility (each a “Division”) to be Laboratory Testing Services, the requirement or other request to perform that act shall be deemed waived.  In order to preserve independence and quality, CI shall have complete control and supervision over its provision of any Laboratory Testing Services including, but not limited to (i) the establishment and maintenance of quality assurance policies, (ii) the acceptance, continuation of, and fee arrangements with customers, and (ii) the management and supervision (A) bearing risk of loss and opportunity for profit of the Business, and (B) who is entitled to possession of the license premises of the Business.  Anything in this Agreement to the contrary notwithstanding, although CI has delegated to Carbon under the terms of this Agreement various ministerial administrative matters, CI retains the exclusive right, through its own personnel, to manage and control its own Business (including Laboratory Testing Services).

1.5           Execution of Contracts.  Carbon is hereby authorized to execute contracts on behalf of CI provided that the contracts so executed relate to the provision of Administrative Services, and do not relate to the performance of Laboratory Testing Services.  CI grants to Carbon a limited and special power of attorney (the “Power of Attorney”) for the execution of contracts (with amounts due and payable there-under not to exceed One Hundred Thousand Dollars ($100,000)).  Notwithstanding the foregoing, Carbon may execute contracts (including those exceeding $100,000 in annual expenditures) that benefit both Carbon and CI and relate to services provided by Carbon under this Agreement with the consent of CI which consent will not be unreasonably withheld.  A form of the Power of Attorney is set forth as Exhibit 1.4 hereto.  The CI Board of Directors (the “CI Board”) or Managing Partner, or his/her or its designees, must authorize contracts with total amounts due and payable thereunder in excess of such amount or which relate to the performance of Laboratory Testing Services.

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2.             Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of five years after the Effective Date (unless sooner terminated pursuant to Sections 9 or 10 hereof) (the “Initial Term”), which term will automatically be extended five additional years on the fifth anniversary of the Effective Date (a “Renewal Term”) and on the fifth anniversary of the first May 1 of each Renewal Term such that the term of this Agreement will be automatically renewed and extended for successive five-year terms indefinitely unless and until terminated in accordance with the terms hereof.

3.             Shared Expenses and Fee.  Carbon and CI shall agree to jointly share in certain common overhead costs which are necessary operating expenses (the “Shared Expenses”).  Such Shared Expenses may include but are not limited to certain human resources, client service, sales and marketing, equipment and technology, and administrative expenses.  Carbon and CI agree that such cost sharing arrangement will be allocated each quarter based upon actual Shared Expenses and an allocation method (the “Allocation Method”) based to the extent feasible and reasonable on actual usage by the respective parties and agreed upon in advance by the President of Carbon and the CI Board.  Shared Expenses will be paid based upon a budget with true-up calculations and adjustments reflecting services actually performed and as recorded in year-to-date financial reports for August, November, February and April.  Adjustments will be made in each of the months following August, November and February.  April adjustments will be made in April.  The Shared Expenses and the Allocation Method shall be reviewed by the parties on an annual basis.  Carbon will be responsible for payment of the Shared Expenses and will be reimbursed monthly by CI for its portion of the Shared Expenses based on the Allocation Method.  CI shall pay Carbon an annual administration fee (the “Administration Fee”) for all of its Administrative Services equal to 15% of CI’s share of the budgeted Shared Expenses, payable monthly in arrears.  The Administration Fee will be reviewed by the parties on an annual basis in connection with planning objectives and updated forecasts to ensure that the Administration Fee is an arms-length arrangement and provides fair market value to Carbon for the Administrative Services actually being rendered.  If CI believes that a portion of the Administration Fee is unauthorized, unsubstantiated or otherwise improper and the parties cannot resolve such disputed fee in the regular annual Administration Fee review process, then CI may submit a written notice of dispute to Carbon and the parties will follow the dispute escalation and resolution process described in Section 8.3 hereof (recognizing that the dispute escalation and resolution process cannot lead to a termination of this Agreement unless the process occurs after the third anniversary of the Effective Date).

4.             Occupancy and Other Benefits.

4.1           Occupancy of Premises.  CI shall be entitled to occupy all office space from time to time occupied by Carbon on the terms and subject to the conditions of this Section 4.1.

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4.1.1           Allocation of Occupancy Costs.  Following the Effective Date, upon the entry into or renewal by Carbon of any lease for office space that is or will be shared with CI, CI will enter into a sublease agreement with Carbon for the proportion of the space that will be utilized by CI on substantially the same terms as the underlying lease.  The proportion of space allocated to CI will be determined initially at lease inception and then adjusted annually based on the fiscal year end actual number of each level of personnel CI has housed in the premises compared to Carbon.  The proportion of the space utilized by Carbon or CI will be subject to calculation as set forth in Schedule 4.1.1.  The cost allocated to CI under this sublease will be based on the cost of the lease to Carbon without any mark-up or profit to Carbon and will not be subject to the Administration Fee described in Section 3 of this Agreement.  The term of the sublease will be the lesser of the term of the Carbon lease or five (5) years.  If Carbon commits to an initial lease term in excess of five (5) years and CI continues to occupy the space after the initial five (5) year sublease term, then CI will renew the sublease for the lesser of the remaining term of the original Carbon lease or five (5) years.

4.1.2           Notice to Vacate Premises.  Unless otherwise required under any lease or sublease entered into pursuant to Section 4.1.1 hereof, CI agrees to give Carbon at least 270 days’ prior written notice of its intention to vacate any particular office space then occupied by CI.  Carbon agrees to give CI at least 270 days’ prior written notice of its intention to vacate any office space at the time occupied by both Carbon and CI, unless such intent to vacate is due to an office relocation or closing which is generally known.  Except as may be otherwise provided in any sublease agreement entered into pursuant to Section 4.1.1 hereof, in the event of any termination of this Agreement by either party for any reason, except for a default by CI for nonpayment of fees, CI shall in any case be entitled if it so elects to occupy all office space which it then occupies for 270 days after such termination, subject to having received earlier notice of Carbon’s intention to vacate such space as stated above.  In the event CI occupies such office space after termination of this Agreement, the parties shall agree on rent payable during CI’s continued occupancy, or if they fail to do so, the rent shall be prorated according to the Allocation Method described in Section 4.1.1.

4.3 Independent Identity.  CI shall continue to maintain a separate legal identity and shall observe all legal requirements and customary practices necessary to maintain CI as a separate legal entity distinct from any other person or entity, including Carbon.  CI shall also maintain its own business identity, including, without limitation, letterhead and business cards and shall have the right at its option to conduct its own marketing activities.  Nothing herein shall prevent CI from being acquired by or otherwise combining with any other person, in which case this Agreement may be terminated in accordance with the terms of this Agreement.  For the avoidance of doubt, Section 8.5.2 shall continue to be effective in the event of termination in connection with an acquisition or merger of CI.  In addition, any proceeds from the sale of CI or its assets shall remain the sole property of CI.

5.             Customer Invoices, Billing and Collection of Fees; Accounting.

5.1           Customer Invoices.  CI will prepare customer invoices in accordance with its policies for services and/or products to be provided by CI to its customers.  The content of such customer invoices shall be solely under the control of CI and shall be executed only by a partner or employee of CI.

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5.2           Billing and Collection.  As part of the Administrative Services, Carbon shall prepare and mail statements for all services provided by or on behalf of CI to customers of CI based upon information provided by CI to Carbon.  CI shall and shall cause its partners and employees to provide Carbon all records reasonably necessary for billing and collection of accounts pursuant to the provisions of this Section.

5.3           Accounting.  As a part of the Administrative Services, Carbon shall maintain books of account for CI.  In addition, Carbon shall prepare the monthly and annual operational and financial reports for CI.

6.             Mutual Nondisclosure.  Neither CI nor Carbon shall at any time or in any manner, directly or indirectly, use or disclose to any third party any trade secrets or other Confidential Information (defined herein) learned or obtained from the other party hereto as a result of its relationship with the other party hereto or any direct or indirect subsidiary or affiliate (i.e., a person which controls, is controlled by or under common control with a party) of the other party, except as may be required by law or legal, regulatory or judicial process; provided that the disclosing party shall give prompt written notice to the other party of such requirement, disclose no more information than is so required, and cooperate with any attempts by the other party to obtain a protective order or similar treatment; or to its or its affiliates’ directors, officers, attorneys, accountants, advisors or consultants who need to know such information in such capacities and who agree to comply with the non-disclosure obligations set forth in this Section 6.  As used herein, the term “Confidential Information” means confidential, proprietary or personal information of a party or its affiliates that is not generally known in the industry in which the parties or any of their direct or indirect subsidiaries or (in the case of information of or about clients of either party) clients is engaged, including such information that in any way relates to the products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, purchasing, accounting, procedures, marketing, customers, vendors, merchandising and selling, of Carbon or CI or any of their respective direct or indirect subsidiaries or affiliates, or the clients of either party, and regardless of the format in which it is presented or embodied (written, graphic, electromagnetic or otherwise).  The term “Confidential Information,” as used herein, does not include information (a) which was already in the public domain other than through any disclosure in violation of this Section 6, (b) information already in the possession of the other party and not subject to any confidentiality obligations of the other party or (c) which is or was disclosed as a matter of right by a third party source provided such third party source is not bound by confidentiality obligations in favor of the owner of the Confidential Information in question.  This Section 6 shall survive the termination of this Agreement.  Each party agrees that it will adopt reasonable precautions to guard against unauthorized release or use of Confidential Information, and that it will not use or disclose such Confidential Information in any manner that will unfairly benefit itself or damage the other party hereto.  Each party agrees to return to the other party all such Confidential Information pertaining to the other party upon termination of this Agreement.  In lieu of returning all Confidential Information, a party may destroy such Confidential Information provided that the other party hereto has agreed in writing that destruction is acceptable.

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7.             Administrative Services, Warranties, Disclaimers, Limitations on Liability and Required Notices.  Carbon will act diligently and use reasonable care in providing Administrative Services to CI.  CI hereby releases and forever discharges Carbon and its affiliates, parents, employees, subcontractors, agents and assigns from any liability in any way connected with this Agreement or the Administrative Services, except for any liability for intentional torts or gross negligence.  Carbon does not warrant the success or results of CI.  Carbon shall not be liable to CI under any circumstances for special, exemplary, punitive or consequential damages relating to the Administrative Services except for intentional torts or gross negligence.  CI shall not be liable to Carbon for special, exemplary, punitive or consequential damages relating to this Agreement.

Carbon hereby agrees to indemnify and hold harmless CI and its affiliates from and against any liability or losses (including, without limitation, attorneys’ fees) arising out of any claims, actions, litigations, disputes or proceedings brought by any third parties against CI or its affiliates as a result of any negligence, willful misconduct or fraud by Carbon in connection with its provision of any services under this Agreement (excluding, for clarity, any Laboratory Testing Services).  CI hereby agrees to indemnify and hold harmless Carbon and its affiliates from and against any liability or losses (including, without limitation, attorneys’ fees) arising out of any claims, actions, litigations, disputes or proceedings brought by any third parties against Carbon or its affiliates as a result of any negligence, willful misconduct or fraud by CI in connection with the provision of Laboratory Testing Services.

8.             Termination.  Other than any termination pursuant to Section 9 hereof, this Agreement may only be terminated in accordance with and subject to the provisions of this Section 8.

8.1           By Carbon.  Carbon may terminate this Agreement: (a) at any time pursuant to Section 9 hereof; (b) at any time if CI loses or has suspended its license or certification to for laboratory testing in any state; (c) at any time if CI is wound up or liquidated or files for bankruptcy or other action is taken against it under any statute for the protection of creditors; (d) subject to Sections 8.3 and 8.4 hereof, at any time, with or without cause, following the third anniversary of the Effective Date, provided that (I) the effective date of any termination pursuant to this clause (d) may only occur on a date during the period between May 1 and August 31 of any calendar year and (II) Carbon must have provided CI with at least 270 days’ advance written notice of any termination (specifying the effective date of such termination) pursuant to this clause (d) (it being understood and agreed that Carbon may not deliver a notice of termination pursuant to this clause (d) prior to the third anniversary of the Effective Date and that any such purported termination pursuant to this clause (d) prior to the third anniversary of the Effective Date shall be void and of no force or effect); or (e) with at least 60 days’ advance written notice, upon consummation of any sale of at least a majority interest of the CI business to a third party, whether accomplished by the sale of stock, sale of assets or otherwise, or any merger of CI with a competitor of CI or Carbon.

8.2           By CI.  CI may terminate this Agreement: (a) at any time pursuant to Section 9 hereof; (b) subject to Sections 8.3 and 8.4 hereof, at any time, with or without cause, following the third anniversary of the Effective Date, provided that (I) the effective date of any termination pursuant to this clause (b) may only occur on a date during the period between May 1 and August 31 of any calendar year and (II) CI must have provided Carbon with at least 270 days’ advance written notice of any termination (specifying the effective date of such termination) pursuant to this clause (b) (it being understood and agreed that CI may not deliver a notice of termination pursuant to this clause (b) prior to the third anniversary of the Effective Date and that any such purported termination pursuant to this clause (b) prior to the third anniversary of the Effective Date shall be void and of no force or effect).

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8.3           Escalation and Resolution Procedures.  If a party is considering termination of this Agreement following the third anniversary of the Effective Date for any reason, other than pursuant to Section 10 hereof or, in the case of Carbon, clauses (b) or (c) or (e) of Section 8.1 hereof, the parties, including members of senior leadership and members of the Board of Directors of Carbon and the CI Board, will participate in and abide by the following escalation and resolution process prior to issuing any notice of termination hereunder or publicly announcing any intention to terminate this Agreement (whether to a party, publicly or otherwise).  Prior to issuing any notice of termination pursuant to clause (d) of Section 8.1, in the case of Carbon, or clause (b) of Section 8.2, in the case of CI, the party desiring to terminate this Agreement will deliver to the other party a written notice (the “Notice”) of the reasons for which the party is considering termination of this Agreement (such notice to detail all relevant information pertaining to the reasons, including the clear statement that it could lead to a termination notice), which will include a request for an initial meeting between the parties to discuss the reasons on a date no earlier than seven days and no later than 30 days after the date of receipt of the Notice.  The parties (including representatives of the senior leadership of each party) will meet to discuss, and negotiate in good faith to continue the alternative procedure system (“APS”) on the date specified in the Notice or on such other date no later than 30 days after the date of receipt of the Notice as may be agreed by the parties.  If, following such meeting the reasons for termination still exist, then no later than 30 days following the initial meeting (or such other date as the parties may mutually agree) the parties will hold a second meeting (including representatives of the senior leadership and boards of directors of each party) to continue to negotiate in good faith to continue the APS.  If, after compliance with the foregoing procedures, such reason for termination is not resolved, either party may submit such reason for termination to resolution pursuant to Section 14 below.  For the avoidance of doubt, termination of this Agreement without cause in accordance with Section 8.1 or 8.2 is not subject to the terms of Section 14.  All negotiations pursuant to this Section 8.3 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

8.4           Notice of Termination.  If, following the second meeting of the escalation and resolution process set forth in Section 8.3 hereof, the parties have failed to agree to continue the APS after good faith compliance with the escalation and resolution process set forth in Section 8.3 hereof and the board of directors of the party that originally delivered the Notice determines to terminate the Agreement, then such party may issue and deliver a written notice of termination (the “Notice of Termination”) to the other party, provided that CI may not issue (whether to Carbon, publicly or otherwise) or deliver a Notice of Termination to Carbon unless (a) the CI Board first calls a meeting of CI’s Partners, to occur no sooner than 60 days after the calling of the meeting and in any event not before the third anniversary of the Effective Date, to vote on the decision to terminate this Agreement and approve delivery of a Notice of Termination and (b) the decisions to terminate this Agreement and deliver a Notice of Termination are approved at such Partner meeting (I) by a majority of the Partner votes held by all of CI’s Partners and (II) in accordance with any other vote requirement specified in the CI Partnership Agreement, as in effect at the time of any such CI Partner vote.  Once a Notice of Termination is issued by a party, such Notice of Termination shall be irrevocable unless the other party consents in writing to its withdrawal.

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8.5           Effect of Termination.

8.5.1           Payment of Money Owed.  Upon the termination of this Agreement for any reason, CI shall pay all amounts due to Carbon and Carbon shall pay all amounts due to CI under this Agreement as soon as practicable but in no event later than sixty (60) days after the effective date of such termination, it being understood that any amounts due to each other under any other agreements by and between, or which may be entered into by and between, the parties shall be payable in accordance with the provisions thereof.

8.5.2           Survival of Certain Provisions.  Sections 4.1, 6, 8.5, 8.6, 8.5, 11, 12, 13 and 14 shall survive the termination of this Agreement.

8.5.3           Records; Files.  In the event of termination for any reason, Carbon may, at its expense, and, subject to Carbon’s compliance with any requirements for prior customer consent, copy all records or files of CI.

8.5.4           License of Proprietary Systems.  Nothing in this Agreement shall prevent CI from independently obtaining any licenses or other agreements providing for CI’s right to use any proprietary and customized applications (as defined below) primarily in the provision of Laboratory Testing Services.

As used herein, “Proprietary and Customized Applications” means, collectively, software applications owned by Carbon or owned by one or more third parties and licensed or otherwise provided to Carbon, and any customizations or extensions to or other enhancements of such software applications developed and/or owned by Carbon, that are used or available for use to provide Administrative Services to CI immediately prior to the effective date of termination of this Agreement.

8.5.5           Transition Services and Return of Data.  If either Carbon or CI delivers a Notice of Termination to the other party, each party will promptly designate a senior level leader to represent such party in the development of a transition services plan.  The designated representatives of each party will meet to begin to design such transition services plan as soon as reasonably practicable following the date of the Notice of Termination and in any event at least 180 days prior to the effective date of the termination of this Agreement.  The purpose of the transition service plan will be to enable CI to transition, before or after the effective date of termination, the Administrative Services to other third party or internal CI providers or resources.  Carbon and CI further agree that any such transition services plan shall, at a minimum, provide terms to facilitate Carbon’s performance of its obligations specifically set forth in Section 8.5.4 and this Section 8.5.5.  In furtherance of such transition services plan, Carbon shall cooperate with CI in transitioning performance of the Administrative Services to CI or to any third party service provider designated by CI; provided, however, that CI shall pay Carbon a reasonable agreed upon amount for any work Carbon needs to perform to segregate data, delete it and/or integrate such data with CI and/or its third party vendor, in conjunction with such transition upon the written request of CI.  Carbon shall return all copies of all CI data, materials, and information in the possession or control of Carbon to CI in such form or format as reasonably requested by CI.  Carbon shall not retain any copies of such CI data, materials or information except as required by law.  CI shall return all copies of all Carbon data, materials, and information in the possession or control of CI to Carbon in such form or format as reasonably requested by Carbon.  CI shall not retain any copies of such Carbon data, materials, or information except as required by law.  This provision shall survive termination of this Agreement.

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9.             Regulatory or Legislative Change.

9.1           In the event of any material change in any state or federal statute, regulation or definitive interpretation thereof by a government agency or administrative body (“Laws”), or an enforcement action against CI or its affiliates arising under any Laws, in each case which shall make this Agreement unlawful in whole or in material part, the parties shall immediately enter into good faith negotiations regarding a new service arrangement (if necessary) or basis for compensation for the Administrative Services provided hereunder which is consistent with such Laws and approximates as closely as possible the economic position of the parties hereunder prior to the change.  If the parties are unable to reach such an agreement within 30 business days following written notice from one party to the other, then either party may terminate this Agreement effective upon 90 days’ prior written notice.  Termination of this Agreement pursuant to this provision shall not, however, terminate CI’s right to occupy such office space as it then may occupy on premises leased by Carbon.

9.2           Carbon recognizes that CI is engaged in a regulated business, is subject to registration and regulation by state and federal authorities, and that CI is ultimately responsible for its license to operate a laboratory testing facility.  CI recognizes that Carbon has a critical business interest in the APS, the regulatory environment and the relationship that CI has with its regulators.  In furtherance of the foregoing, the parties agree as follows:

9.2.1           After thorough discussion with Carbon, CI will use its best independent judgment to determine, in its sole discretion, if the changes in the parties’ relationship, as reflected in this Agreement, are sufficiently significant to trigger voluntary disclosure to or additional approval from applicable regulatory authorities.  Subject to the immediately preceding sentence, CI will involve Carbon to the maximum extent possible in its dealings and communications with regulators on an ongoing basis.

9.2.2           If any state or federal regulator requires changes to the agreements made by the parties, as reflected in this Agreement, the parties will work together in good faith to reach a mutually satisfactory modified arrangement that respects to the greatest extent possible the agreements that the parties have made.  If either party considers that any proposed changes will materially and adversely affect the benefits of the APS for it, it can require that the senior leadership, and the Boards of Directors, of Carbon and CI be engaged in the discussions directed at agreeing on the modified alternative arrangement that best preserves those benefits.

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9.2.3           From the date hereof, CI will increase the resources devoted to managing regulatory matters and will, in its sole discretion, utilize appropriate internal and external resources (including Carbon), to the maximum extent possible, to ensure all regulatory matters are managed in the best interests of the APS.  The parties, to the maximum extent possible, will collaborate, and develop a strategy for addressing any actual or anticipated issues related to registration or regulation of the APS.  CI and Carbon shall meet periodically to discuss regulatory matters and update each other on developments in any ongoing discussions with or matters at issue before regulators.

10.           Miscellaneous.

10.1         This Agreement shall be binding upon and shall inure to the benefit of the successors and assignees of the parties.

10.2         CI shall not assign, confer any right in, assume in bankruptcy, pledge, mortgage or otherwise encumber this Agreement, in whole or in part, without the prior written consent of Carbon, which can be withheld in Carbon’s sole discretion.  For the avoidance of doubt, a merger, change of control, reorganization (in bankruptcy or otherwise) or a stock sale of CI shall be deemed an “assignment” requiring such consent, regardless of whether CI is the surviving entity.  For the further avoidance of doubt, Section 8.5.2 shall continue in effect in the event of termination of this Agreement resulting from a merger, change of control, reorganization (in bankruptcy or otherwise) or stock sale of CI.  Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect.  Carbon may, in its discretion, assign this Agreement to any other direct or indirect parent, subsidiary or affiliate of Carbon, or to any third party that in connection therewith is acquiring all or substantially all of the assets of Carbon used in the APS, and CI shall be liable hereon to the same extent as if such agreement were originally made with such other person, firm or corporation.

10.3         This Agreement contains the complete understanding of the parties with respect to the subject matter hereof and no modification or waiver of any provision hereof shall be valid unless in writing and signed by the parties, unless specifically provided to the contrary.  This Agreement may not be amended except by an instrument in writing signed by Carbon and CI.  Notwithstanding anything to the contrary herein, no party shall be required to violate any law or the good faith reasonable exercise of such party’s professional responsibility.

11.           Governing Law.  This Agreement shall be governed and interpreted in all respects pursuant to the internal and substantive laws of the State of Colorado without regard to conflict of laws principles which might cause the law of another jurisdiction to apply.

12.           Right to Offset.  CI agrees that Carbon may offset amounts due CI hereunder against amounts due Carbon hereunder.  Such right to offset shall arise if CI fails to pay such amounts owed to Carbon within thirty (30) days after written notice to the CI’s Representative.  In the event that any such offset is made but is finally determined by mediation, arbitration or a court of competent jurisdiction to be improper and such offset is revised, Carbon shall pay interest, at the Prime Rate, on the amount of such offset for the period such offset was in effect.  “Prime Rate” means the “prime rate” as published in the “Money Rates” section of The Wall Street Journal or successor section and/or publication.  If The Wall Street Journal ceases to publish the “prime rate,” then the “Prime Rate” shall be the prime rate as announced from time to time by PubCo’s lead agent bank under its senior credit facilities.

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13.           Arbitration; Interim Relief.  Any controversy, claim or dispute arising out of or relating to this Agreement or any actual or alleged breach of any provisions hereof, including without limitation any dispute concerning the scope of the arbitration clause set forth below (a “Dispute”), shall be resolved as set forth below, except that this Section 13 shall not apply to any controversy, claim or dispute asserted by either party hereto against the other arising out of or related to a controversy, claim or dispute asserted by a third person (other than CI and/or any of its Partners or Carbon) against either or both parties to this Agreement, nor to any controversy, claim or dispute where a third party (other than CI and/or any of its Partners or Carbon) would be an indispensable party under the Federal Rules of Civil Procedure.

13.1         In the event a Dispute arises relating to this Agreement, the parties shall first negotiate in good faith to resolve such dispute in accordance with the dispute escalation and resolution process described in Section 8.3 hereof before proceeding to mediation pursuant to Section 13.2 hereof.

13.2         In the event that the parties have complied with Section 8.3 hereof and the Dispute has not been resolved within 60 days after service of the Notice as provided in Section 8.3, or in the event the parties failed to meet within 30 days after delivery of a Notice, either party may demand mediation in accordance with the CPR Institute for Dispute Resolution (“CPR”) Mediation Procedure then currently in effect in the location where any arbitration would be conducted as set forth below, in writing with copies to all other parties involved in the Dispute.  The notification will state with specificity the nature of the Dispute.  Unless the parties agree otherwise, the parties will select a mediator from the CPR Panels of Distinguished Neutrals (the “Mediator”).  If the parties do not agree on the Mediator within five (5) business days after either party delivers a demand for mediation, the CPR will provide the parties on an expedited basis a list of three candidates, with their resumes and hourly rates.  If the parties are unable to agree on a candidate from the list within three (3) business days following receipt of the list, each party will, within five (5) business days following receipt of the list, send to CPR the list of candidates ranked by order of preference.  The candidate with the lowest combined score will be appointed as the mediator by the CPR.  The CPR will break any tie.  Upon appointment, the Mediator will immediately convene a telephone conference of the parties hereto.  The parties will make a representative, with full authority to settle, available for such a conference.  During the initial telephone conference, the parties will agree on mediation procedures or, in the event they cannot agree, the Mediator will set the mediation procedures.  The mediation procedures will provide for the mediation to be completed within thirty (30) business days after the date of the initial demand for mediation.  The parties will participate in good faith in the mediation and will use their best efforts to reach a resolution within the thirty (30) day time period.  Each party will make available in a timely fashion a representative with authority to resolve the Dispute.  Absent agreement of the parties otherwise, in the event that the Dispute has not been resolved within thirty (30) days, the mediation shall be deemed terminated.  In the event that the mediation continues beyond thirty (30) days by agreement of the parties, but is not resolved within what the Mediator believes is a reasonable time thereafter, the Mediator will declare the mediation terminated.  Fees of the mediator shall be split equally between Carbon, on the one hand, and CI, on the other hand.  In the event one party fails to participate in the dispute resolution process set forth in Section 8.3, the other party can immediately initiate mediation.

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13.3         Any Dispute that has not been resolved by negotiation or mediation as provided herein as of the termination of the mediation and no later than 45 days after delivery of a mediation demand shall be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, as supplemented or modified herein (the “Rules”) by three independent and impartial arbitrators of whom each party shall designate one and those two arbitrators shall jointly select the third arbitrator, unless they are unable to agree on the selection of the third arbitrator, in which case the third arbitrator shall be determined pursuant to the Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  In the event one party fails to participate in accordance with the dispute resolution process set forth in Section 8.3 or in the mediation as set forth in Section 14.2 herein, the other party can immediately commence arbitration.  The governing law of this Agreement shall be the law used by the arbitrators in rendering their award as set forth in Section 12, except that the Federal Rules of Evidence shall apply and that the parties have the right and shall be permitted to conduct and enforce full pre-hearing discovery in accordance with and to the same extent permitted by the Federal Rules of Civil Procedure.  Pending final award, the compensation and expenses of the third arbitrator selected by the arbitrators designated by the parties shall be split equally between Carbon, on the one hand, and CI, on the other hand, and each of the parties shall bear the compensation and expenses of its designated arbitrator.  The CPR shall hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration by any one or more of the parties.  The parties and the CPR shall thereafter cooperate in order to complete the appointment of three arbitrators as quickly as possible.  Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting (which, if the arbitrators so determine, may be by phone) among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (1) definition of issues; (2) scope, timing, and types of discovery; (3) exchange of documents and filing of detailed statements of claims, pre-hearing memoranda and dispositive motions; (4) schedule and place of hearings; and (5) any other matters that may promote the efficient, expeditious, and cost effective conduct of the proceeding.  The parties and the arbitrators shall endeavor in good faith to complete the arbitration as quickly as possible.  Each party shall have the right to request that the arbitrators make specific findings of fact.

13.4         The majority decision of the arbitrators shall contain findings of fact on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied.  Such decision of the arbitrators shall be final and binding upon the parties.  Absent agreement of the parties otherwise, the arbitration shall take place in Denver, Colorado.  The final award may grant such relief as authorized by the Rules, including damages and out-of-pocket costs but which may not include exemplary or punitive damages.

13.5         Nothing in this Agreement shall limit, interfere or delay any party from seeking at any time interim relief from a court of competent jurisdiction.

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14.           Notices.  Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage pre-paid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, (d) e-mailed (with a copy simultaneously sent by first class mail or any other delivery method permitted hereunder), or (e) telexed or telecopied, with receipt confirmed, addressed as follows:

If to PubCo:	CannLabs, Inc.
[ ]
[ ], [ ] [ ]
Attn.: [ ]
Facsimile: [ ]
E-mail: [ ]

If to Carbon:	Carbon Bond Holdings, Inc.
[ ]
[ ]
Attn.: [ ]
Facsimile: [ ]
E-mail: [ ]

If to CI:	[ ].
[ ]
[ ]
Attn.: [ ]
Facsimile: [ ]
E-mail: [ ]

or such other persons or addresses as shall be furnished in writing by any party to the other party.  A notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three (3) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the e-mail, telex or telecopy is confirmed, as the case may be.

 [Signature Pages Follow]

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THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH IS BINDING ON THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Carbon Bond Holdings, Inc.

By:
Name:
Title:

By:
Name:
Title:

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SCHEDULE 1.1

Administrative Services

Administrative Services to be provided by Carbon to CI:

1.	Provision and maintenance of suitable office space for sublease.

2.	Recruiting, training and provision of nonprofessional staff, including clerical services.

3.	Provision of office supplies, furniture, fixtures and equipment and leasehold improvements.

4.	Provision of Information Systems development, management and support, including but not limited to hardware, software, operating systems, network systems and Internet Services.

5.	Provision and maintenance of a computer system and data processing activities.

6.	Provision of billing services.

7.	Scheduling and payment of accounts payable.

8.	Assistance in collection of accounts receivable.

9.	Preparation of payroll and related tax matters.

10.	Records management as provided in Section 1.2.

11.
Development of policies and procedures relating to the Administrative Services (except those relating to the performance of Laboratory Testing Services or otherwise inconsistent with those adopted by CI).

12.	Assistance in compliance with all regulatory requirements as requested by CI.

13.	Assistance in maintenance of the books and records of CI.

14.	Provision of annual budgeting assistance.

15.	Provision and maintenance of a system of internal accounting.

16.
Provision of insurance policies and provision of risk manager services, including the gathering of underwriting data to submit to broker (payroll, losses, locations, autos, etc.), securing and managing the third party administer to administer workers’ compensation, general liability or auto claims that CI may have, obtaining Certificates or Evidences of Insurance for distribution with proposals and reviewing contract language as it pertains to insurance.

EXHIBIT 1.4

Form of Power of Attorney

LIMITED POWER OF ATTORNEY

On this ______ day of ___________, 20___, _________, a ________ (hereinafter referred to as “CI”), hereby authorizes and appoints as its attorney-in-fact Carbon Bond Holdings, Inc. (hereinafter referred to as “Carbon”), a company organized under the laws of the State of Colorado and having its principal place of business at [                      ], and its successors, to carry out its duties under the Administrative Services Agreement of even date herewith (the “ASA”) in accordance with, but not limited to, the following:

1.
To enter into and execute contracts (with amounts due and payable thereunder not to exceed One Hundred Thousand Dollars ($100,000)) relating to the performance of Administrative Services as defined in the ASA but do not relate to the performance of Laboratory Testing Services; and

2.
To deposit into Carbon account(s), all funds, fees and revenues generated from the Business and to make withdrawals from the Carbon account(s) for payment to creditors, including without limitation, Carbon and the employees of CI and other persons who perform services on behalf of CI.

This Limited Power of Attorney may be revoked by CI at anytime with respect to matters following the date of revocation. In the event of such revocation, CI shall indemnify and hold Carbon harmless for any and all costs, expenses or damages incurred by Carbon as a result of the revocation.

This Limited Power of Attorney shall terminate on the expiration or earlier termination of the Administrative Services Agreement.

All capitalized terms not otherwise defined herein shall have the meaning given to them in that certain Administrative Services Agreement of even date hereto.

By:

STATE OF _____________	)
) ss.
COUNTY OF ___________	)

On this _________ day of ___________, 20___, before me, _______________________, a Notary public in and for said state, personally appeared [           ] of [               ], who executed the above document, and acknowledged to me that he is the [          ] of [               ], and executed the same for the purposes therein stated.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

My commission expires:

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SCHEDULE 4.1.1

With reference to Section 4.1.1, the proportion of the space utilized by each party shall be calculated as follows:

1.
The relative use of space as between Carbon & CI attest FTEs at the inception of the subleases for all shared locations to determine annual base rents allocated to each party. The proportionate share of annual base rents will be used to allocate total location occupancy costs. A true-up calculation will be performed on March 1st of each year.

2.
The relative use of space as between Carbon and CI on March 1st of each year will be used for both the current year’s true-up calculation as well as for the initial budgeted allocation for the following fiscal year. True-up adjustments will be made if the computed annual base rents based on March 1 FTEs changed by more than 2% from the planned allocation.

3
Merged-in locations and add-on mergers will be added at the merger inception date in the same manner as a new subleased location. These locations will trigger an adjustment to both the number of FTEs at the inception date and the number of FTE’s at the end of the fiscal year.

4.
If Carbon or CI exits a location under sublease, then that location will be removed from the proportionate share calculation and both parties shall pay occupancy costs based on the proportion of FTE’s as of the lease inception date.